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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Imperial Bancorp:

We consent to incorporation by reference in the registration statements (No. 2-75352), (No. 2-61660), (No. 2-98462) and (No. 2-75353) on Forms S-8 and S-16 of
Imperial Bancorp of our report dated January 21, 1998, except as to footnote 23 which is as of February 27, 1998, relating to the consolidated balance sheet of Imperial Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Imperial Bancorp.



                                      KPMG PEAT MARWICK LLP

Los Angeles, California
March 26, 1998